Sub-Item 77Q.1(e)



FEDERATED INSTITUTIONAL TRUST
Amendment No. 9
DECLARATION OF TRUST
dated June 9, 1994


	THIS Declaration of Trust is amended as follows:

	Delete the first paragraph of Section 5 in Article
III from the
Declaration of Trust and substitute in its place the following:

	"Section 5.  Establishment and Designation of Series or
Class.
	Without limiting the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Government Ultrashort Duration Fund
Class A Shares
Institutional Service Shares
Institutional Shares
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund
Institutional Service Shares
Institutional Shares

	The undersigned hereby certify that the above stated
Amendment is
a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 20th day of May, 2005.

       WITNESS the due execution hereof this 20th day of May, 2005.

/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.
/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden
/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.
/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts
/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh